Exhibit 1.

JOINT FILING AGREEMENT

Each of the undersigned hereby agrees to file jointly the Schedule 13D to which this joint filing agreement is attached, and any amendments to the Schedule 13D (collectively, as so amended, the “Schedule 13D”) with respect to the Common Stock of Industrial Enterprises of America, Inc. which may be deemed necessary, pursuant to the Exchange Act.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any future amendments to the Schedule 13D, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning any other party unless such party knows or has reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this joint filing agreement shall be attached as an exhibit to the Schedule 13D, and any future amendments to the Schedule 13D, filed on behalf of each of the parties hereto.

Dated: March 12, 2013

HAPFUS, LLC

By:	ERNEST C. SEGUNDO, JR. FAMILY TRUST DATED 9/16/2005 (LLC Manager)

	By:	/s/ Ernest C. Segundo, Jr., Trustee
Ernest C. Segundo, Jr., Trustee

By:	SEGUNDO IRREVOCABLE TRUST DATED 12/18/1992 (LLC Manager)

	By:	/s/ Ernest C. Segundo, Jr., Trustee
Ernest C. Segundo, Jr., Trustee

SEGUNDO IRREVOCABLE TRUST DATED 12/18/1992

By:	/s/ Ernest C. Segundo, Jr., Trustee
Ernest C. Segundo, Jr., Trustee

ERNEST C. SEGUNDO, JR. FAMILY TRUST DATED 9/16/2005

By:	/s/ Ernest C. Segundo, Jr., Trustee
Ernest C. Segundo, Jr., Trustee

ERNEST C. SEGUNDO, JR., individually

/s/ Ernest C. Segundo, Jr.
Ernest C. Segundo, Jr.